Exhibit 99

Consortium of Global Commercial and Investment Banks Takes
Series of Actions to Help Enhance Liquidity and Mitigate
Unprecedented Volatility in Capital Markets

Sep 14 2008 | New York

A group of global commercial and investment banks, including Bank of America, Barclays, Citibank, Credit Suisse, Deutsche Bank, Goldman Sachs, JP Morgan, Merrill Lynch, Morgan Stanley, and UBS, today initiated a series of actions to help enhance liquidity and mitigate the unprecedented volatility and other challenges affecting global equity and debt markets.  Specifically, the banks are working together to do the following:

•	First, to assist in maximizing market liquidity through their mutual commitment to their ongoing trading relationships, dealer credit terms and capital committed to markets.

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Second, to establish a collateralized borrowing facility, which ten banks (Bank of America, Barclays, Citibank, Credit Suisse, Deutsche Bank, Goldman Sachs, JP Morgan, Merrill Lynch, Morgan Stanley, and UBS) have committed to fund for $7 billion each ($70 billion in total).  The facility will be available to these participating institutions for liquidity up to a maximum of one third of the facility for any one bank.  It is anticipated that the size of the facility may increase as other banks are permitted to join the facility.

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Third, to help facilitate an orderly resolution of OTC derivatives exposures between Lehman Brothers and its counterparties.  This effort included opening the OTC derivatives market for trading this Sunday afternoon.

These cooperative efforts will be enhanced by the Federal Reserve Board's decision to accept expanded classes of collateral under the Primary Dealers Credit Facility, including equities.  All participating banks intend to utilize this facility beginning this week.

These actions reflect the extraordinary market environment.  The banks are committed to continuing to work closely with one another as well as the U.S. Treasury Department, the Federal Reserve, the Securities and Exchange Commission, governments and regulators around the world, and other market participants, to ensure the industry is doing everything it can to provide additional liquidity and assurance to our capital markets and banking system.

For media inquiries, please contact the Media Relations offices at the consortium banks.